news release

EXHIBIT 99.1
FOR RELEASE AT 3:45 AM PT
JANUARY 28, 2022

Chevron Announces Fourth Quarter 2021 Results
•Fourth quarter earnings of $5.1 billion; annual earnings of $15.6 billion
•Strong cash flow from operations of $29.2 billion in 2021
•Record free cash flow of $21.1 billion in 2021
•Dividends and share repurchases of $11.6 billion in 2021
San Ramon, Calif., January 28, 2022 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.1 billion ($2.63 per share - diluted) for fourth quarter 2021, compared with a loss of $665 million ($(0.33) per share - diluted) in fourth quarter 2020. Included in the current quarter were asset sale gains of $520 million, losses on the early retirement of debt of $260 million and pension settlement costs of $82 million. Foreign currency effects decreased earnings by $40 million. Adjusted earnings of $4.9 billion ($2.56 per share - diluted) in fourth quarter 2021 compares to adjusted earnings of $298 million ($0.16 per share - diluted) in fourth quarter 2020.
Chevron reported full-year 2021 earnings of $15.6 billion ($8.14 per share - diluted), compared with a loss of $5.5 billion ($(2.96) per share - diluted) in 2020. Included in 2021 were net charges for special items of $289 million, compared to net charges of $5.1 billion for special items in 2020. Foreign currency effects increased earnings in 2021 by $306 million. Adjusted earnings of $15.6 billion ($8.13 per share - diluted) in 2021 compares to adjusted earnings of $172 million ($0.09 per share - diluted) in 2020. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in fourth quarter 2021 were $46 billion, compared to $25 billion in the year-ago period.
Earnings Summary

	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Earnings by business segment
Upstream	$5,155	$501	$15,818	$(2,433)
Downstream	760	(338)	2,914	47
All Other	(860)	(828)	(3,107)	(3,157)
Total (1)(2)	$5,055	$(665)	$15,625	$(5,543)
(1) Includes foreign currency effects	$(40)	$(534)	$306	$(645)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“In 2021, we delivered record free cash flow and accelerated our progress towards a lower carbon future,” said Mike Wirth, Chevron’s chairman and chief executive officer. “We’re an even

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better company than we were just a few years ago. We’re more capital and cost efficient, enabling us to return more cash to shareholders.”
During 2021, Chevron increased its quarterly dividend per share by 4 percent to $1.34 and repurchased $1.4 billion of company stock, all while increasing return on capital employed to 9.4 percent and reducing debt by $12.9 billion. The company raised its dividend per share an additional 6 percent to $1.42 earlier this week and guided first quarter 2022 buybacks to the top of its $3 to $5 billion annual guidance range.
Also last year, the company and its affiliates further strengthened its businesses by advancing the Future Growth Project and Wellhead Pressure Management Project in Kazakhstan and the Anchor Project in the Gulf of Mexico, integrating legacy Noble Energy people and assets while realizing more than double the initially announced synergies, signing an agreement to extend Block 0 concession in Angola, and starting up the olefins mixed-feed cracker and associated polyethylene units in South Korea.
Chevron’s net oil-equivalent production grew in 2021 to a record 3.10 million barrels per day. The company also added 1.3 billion barrels of net oil-equivalent proved reserves in 2021. These additions, which are subject to final reviews, equate to approximately 112 percent of net oil equivalent production for the year. The largest net additions were from assets in the Permian Basin, the Gulf of Mexico and Australia. The largest net reductions were from assets in Kazakhstan primarily due to higher prices and their negative effect on reserves. The company will provide additional details relating to 2021 reserves in its Annual Report on Form 10-K scheduled for filing with the SEC on February 24, 2022.
In 2021, the company made progress to advance its lower carbon future as it set targets to lower the carbon intensity of its operations, adopted a 2050 net zero aspiration for upstream scope 1 and 2 emissions, expanded its renewable fuels business, formed the Chevron New Energies organization that aims to grow hydrogen, carbon capture and offsets businesses, and tripled its associated planned capital investment to approximately $10 billion through 2028.
At year-end, balances of cash, cash equivalents, and marketable securities totaled $5.7 billion, a slight increase from the end of 2020. Total debt at December 31, 2021 was $31.4 billion, a decrease of $12.9 billion from a year earlier.
“We’re delivering greater value to stockholders today, while working to meet the world’s growing energy demands in a lower carbon future,” Wirth concluded.
UPSTREAM
Worldwide net oil-equivalent production was 3.12 million barrels per day in fourth quarter 2021, a decrease of 5 percent from a year ago. Worldwide net oil-equivalent production for the full-year 2021 was 3.10 million barrels per day, a slight increase from a year ago.

U.S. Upstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Earnings	$2,970	$101	$7,319	$(1,608)
U.S. upstream operations earned $2.97 billion in fourth quarter 2021, compared with $101 million a year earlier. The improvement was primarily due to higher realizations, gains on asset sales, higher sales volumes and lower exploration expense, partially offset by higher employee benefit costs.

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The company’s average sales price per barrel of crude oil and natural gas liquids was $63 in fourth quarter 2021, up from $33 a year earlier. The average sales price of natural gas was $4.78 per thousand cubic feet in fourth quarter 2021, up from $1.49 in last year’s fourth quarter.
Net oil-equivalent production of 1.22 million barrels per day in fourth quarter 2021 was up 21,000 barrels per day from a year earlier. The increase was due to net production increases in the Permian Basin and the absence of Gulf of Mexico weather effects, partially offset by a 48,000 barrel per day decrease related to the Appalachian asset sale. The net liquids component of oil-equivalent production in fourth quarter 2021 increased 6 percent to 929,000 barrels per day, and net natural gas production decreased 9 percent to 1.73 billion cubic feet per day, compared to last year’s fourth quarter.

International Upstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Earnings*	$2,185	$400	$8,499	$(825)
*Includes foreign currency effects	$(9)	$(384)	$302	$(285)
International upstream operations earned $2.19 billion in fourth quarter 2021, compared with $400 million a year ago. The increase in earnings was primarily due to higher realizations, partially offset by lower sales volumes, and higher depreciation and employee benefit costs. Foreign currency effects had a favorable impact on earnings of $375 million between periods.
The average sales price for crude oil and natural gas liquids in fourth quarter 2021 was $74 per barrel, up from $40 a year earlier. The average sales price of natural gas was $7.90 per thousand cubic feet in the fourth quarter, up from $4.23 in last year’s fourth quarter.
Net oil-equivalent production of 1.90 million barrels per day in fourth quarter 2021 was down 181,000 barrels per day from fourth quarter 2020. The decrease was primarily due to the absence of 186,000 barrels per day following expiration of the Rokan concession in Indonesia and unfavorable entitlement effects, partially offset by lower production curtailments. The net liquids component of oil-equivalent production decreased 18 percent to 899,000 barrels per day in fourth quarter 2021, while net natural gas production of 6.01 billion cubic feet per day increased 2 percent, compared to last year's fourth quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Earnings	$660	$(174)	$2,389	$(571)
U.S. downstream operations reported earnings of $660 million in fourth quarter 2021, compared with a loss of $174 million a year earlier. The increase was mainly due to higher margins on refined product sales, higher earnings from the 50 percent-owned Chevron Phillips Chemical Company, and higher sales volumes, partially offset by higher transportation and employee benefit costs.
Refinery crude oil input in fourth quarter 2021 increased 9 percent to 882,000 barrels per day from the year-ago period, as the company increased refinery runs in response to higher demand and the improved refining margin environment.

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Refined product sales of 1.16 million barrels per day were up 14 percent from the year-ago period, mainly due to higher gasoline and jet fuel demand as travel restrictions associated with the pandemic continue to ease.

International Downstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Earnings*	$100	$(164)	$525	$618
*Includes foreign currency effects	$2	$(140)	$185	$(152)
International downstream operations reported earnings of $100 million in fourth quarter 2021, compared with a loss of $164 million a year earlier. The increase was mainly due to higher margins on refined product sales and a $142 million favorable swing in foreign currency impacts between periods, partially offset by higher transportation and employee benefit costs.
Refinery crude oil input of 602,000 barrels per day in fourth quarter 2021 increased 11 percent from the year-ago period due to higher demand and improved refining margin environment.
Refined product sales of 1.33 million barrels per day in fourth quarter 2021 increased 8 percent from the year-ago period, mainly due to higher demand for gasoline and jet fuel as restrictions from the pandemic continue to ease along with higher sales in Australia.
ALL OTHER

	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2021	2020	2021	2020
Net Charges*	$(860)	$(828)	$(3,107)	$(3,157)
*Includes foreign currency effects	$(33)	$(10)	$(181)	$(208)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2021 were $860 million, compared to $828 million a year earlier. The increase in net charges between periods was mainly due to losses on the early retirement of debt, higher employee benefit costs, and the absence of prior year favorable tax items, partially offset by lower pension expenses and the absence of prior year Noble Energy acquisition costs. Foreign currency effects increased net charges by $23 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in 2021 was $29.2 billion, compared with $10.6 billion in 2020. Excluding working capital effects, cash flow from operations in 2021 was $30.6 billion, compared with $12.2 billion in 2020.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2021 were $11.7 billion, compared with $13.5 billion in 2020. The amounts included $3.2 billion in 2021 and $4.0 billion in 2020 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 82 percent of the company-wide total in 2021.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable

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world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and seeking to grow lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of fourth quarter 2021 earnings with security analysts will take place on Friday, January 28, 2022, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 4:00 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, Noble Energy acquisition costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. During the first quarter of 2021, the Company updated its calculation of adjusted earnings to exclude pension settlement costs. The Company recognizes settlement gains or losses when the cost of all settlements for a plan during a year is greater than the sum of its service and interest costs during the year. By adjusting earnings to exclude pension settlement costs, the Company believes it removes non-operational costs that would otherwise obscure its underlying operating results. Adjusted earnings/(loss) for 2020 were recast to conform with the current presentation. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures, and represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company's products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company's global supply chain, including supply chain constraints; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 23 of the company's 2020 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended Dec. 31		Year Ended Dec. 31
REVENUES AND OTHER INCOME	2021	2020	2021	2020

Sales and other operating revenues	$45,861	$24,843	$155,606	$94,471
Income (loss) from equity affiliates	1,657	568	5,657	(472)
Other income (loss)	611	(165)	1,202	693
Total Revenues and Other Income	48,129	25,246	162,465	94,692
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	27,341	13,387	89,372	50,488
Operating expenses *	6,864	6,488	25,428	25,416
Exploration expenses	192	367	549	1,537
Depreciation, depletion and amortization	4,813	4,486	17,925	19,508
Taxes other than on income	1,779	1,276	6,840	4,499
Interest and debt expense	155	199	712	697
Total Costs and Other Deductions	41,144	26,203	140,826	102,145
Income (Loss) Before Income Tax Expense	6,985	(957)	21,639	(7,453)
Income tax expense (benefit)	1,903	(301)	5,950	(1,892)
Net Income (Loss)	5,082	(656)	15,689	(5,561)
Less: Net income (loss) attributable to noncontrolling interests	27	9	64	(18)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$5,055	$(665)	$15,625	$(5,543)

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$2.63	$(0.33)	$8.15	$(2.96)
- Diluted	$2.63	$(0.33)	$8.14	$(2.96)

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,915,440	1,910,724	1,915,989	1,870,027
- Diluted	1,922,082	1,910,724	1,920,275	1,870,027

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended Dec. 31		Year Ended Dec. 31
	2021	2020	2021	2020
Upstream
United States	$2,970	$101	$7,319	$(1,608)
International	2,185	400	8,499	(825)
Total Upstream	5,155	501	15,818	(2,433)
Downstream
United States	660	(174)	2,389	(571)
International	100	(164)	525	618
Total Downstream	760	(338)	2,914	47
All Other (1)	(860)	(828)	(3,107)	(3,157)
Total (2)	$5,055	$(665)	$15,625	$(5,543)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Dec. 31, 2021	Dec. 31, 2020
Cash and Cash Equivalents	$5,640	$5,596
Marketable Securities	$35	$31
Total Assets	$239,535	$239,790
Total Debt	$31,369	$44,315
Total Chevron Corporation Stockholders' Equity	$139,067	$131,688

	Three Months Ended Dec. 31		Year Ended Dec. 31
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2021	2020	2021	2020
United States
Upstream	$1,440	$1,198	$4,698	$5,130
Downstream	434	271	1,235	1,021
Other	85	43	221	226
Total United States	1,959	1,512	6,154	6,377

International
Upstream	1,441	1,285	4,916	5,784
Downstream	253	376	630	1,325
Other	7	4	20	13
Total International	1,701	1,665	5,566	7,122
Worldwide	$3,660	$3,177	$11,720	$13,499
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$131	$73	$367	$324
International	778	846	2,800	3,658
Total	$909	$919	$3,167	$3,982

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended Dec. 31
		Year Ended Dec. 31
OPERATING ACTIVITIES	2021	2021	2020
Net Income (Loss)	$5.1	$15.7	$(5.6)
Adjustments
Depreciation, depletion and amortization	4.8	17.9	19.5
Distributions more (less) than income from equity affiliates	0.2	(2.0)	2.0
Loss (gain) on asset retirements and sales	(0.6)	(1.0)	(0.8)
Net foreign currency effects	—	—	0.6
Deferred income tax provision	0.2	0.7	(3.6)
Net decrease (increase) in operating working capital	0.1	(1.4)	(1.7)
Other operating activity	(0.3)	(0.7)	—
Net Cash Provided by Operating Activities	$9.5	$29.2	$10.6

INVESTING ACTIVITIES
Capital expenditures	(2.6)	(8.1)	(8.9)
Proceeds and deposits related to asset sales and returns of investment	1.2	1.8	3.0
Other investing activity(2)	—	0.4	(1.0)
Net Cash Used for Investing Activities	$(1.4)	$(5.9)	$(7.0)

FINANCING ACTIVITIES
Net change in debt	(6.0)	(12.9)	7.5
Cash dividends — common stock	(2.6)	(10.2)	(9.7)
Net sales (purchases) of treasury shares	0.3	—	(1.5)
Distributions to noncontrolling interests	—	—	—
Net Cash Provided by (Used for) Financing Activities	$(8.3)	$(23.1)	$(3.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.2)	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(0.2)	$0.1	$(0.2)

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$9.5	$29.2	$10.6
Less: Net decrease (increase) in operating working capital	0.1	(1.4)	(1.7)
Cash Flow from Operations Excluding Working Capital	$9.4	$30.6	$12.2

Net Cash Provided by Operating Activities	$9.5	$29.2	$10.6
Less: Capital expenditures	2.6	8.1	8.9
Free Cash Flow	$6.9	$21.1	$1.7
Less: Net decrease (increase) in operating working capital	0.1	(1.4)	(1.7)
Free Cash Flow Excluding Working Capital	$6.8	$22.5	$3.3
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily (borrowings) repayments of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended Dec. 31		Year Ended Dec. 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2021	2020	2021	2020
United States	929	880	858	790
International	899	1,098	956	1,078
Worldwide	1,828	1,978	1,814	1,868
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,726	1,892	1,689	1,607
International	6,010	5,904	6,020	5,683
Worldwide	7,736	7,796	7,709	7,290
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,216	1,195	1,139	1,058
International	1,901	2,082	1,960	2,025
Worldwide	3,117	3,277	3,099	3,083
SALES OF NATURAL GAS (MMCF/D):
United States	4,260	3,581	4,007	3,894
International	5,077	5,369	5,178	5,634
Worldwide	9,337	8,950	9,185	9,528
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	298	249	230	233
International	162	104	180	120
Worldwide	460	353	410	353
SALES OF REFINED PRODUCTS (MB/D):
United States	1,158	1,019	1,139	1,003
International (5)	1,325	1,228	1,315	1,221
Worldwide	2,483	2,247	2,454	2,224
REFINERY INPUT (MB/D):
United States	882	806	903	793
International	602	541	576	584
Worldwide	1,484	1,347	1,479	1,377

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	55	60	55	54
(3) Includes natural gas consumed in operations (MMCF/D):
United States	41	47	44	37
International	551	550	548	566
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	391	337	357	348

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended Dec. 31, 2021			Three Months Ended Dec. 31, 2020 [1]			Year Ended Dec. 31, 2021			Year Ended Dec. 31, 2020 [1]
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$2,970			$101			$7,319			$(1,608)
Int'l Upstream			2,185			400			8,499			(825)
U.S. Downstream			660			(174)			2,389			(571)
Int'l Downstream			100			(164)			525			618
All Other			(860)			(828)			(3,107)			(3,157)
Net Income (Loss) Attributable to Chevron			$5,055			$(665)			$15,625			$(5,543)

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(1,575)	$385	$(1,190)
Severance accruals	—	—	—	—	—	—	—	—	—	(157)	37	$(120)
Remediation charge	—	—	—	—	—	—	(158)	38	(120)	—	—	—
Asset sale gains	678	(158)	520	—	—	—	938	(218)	720	—	—	—
Noble acquisition costs	—	—	—	(25)	5	(20)	—	—	—	(25)	5	(20)
Int'l Upstream
Asset sale gains	—	—	—	—	—	—	—	—	—	550	—	550
Impairments & write-offs	—	—	—	—	—	—	—	—	—	(4,106)	516	$(3,590)
Severance accruals	—	—	—	—	—	—	—	—	—	(374)	84	$(290)
Tax Items	—	—	—	—	—	—	—	—	—	—	690	$690
Pension settlement costs	—	—	—	(28)	18	(10)	—	—	—	(28)	18	(10)
U.S. Downstream
Legal reserves	—	—	—	—	—	—	(140)	30	(110)	—	—	—
Severance accruals	—	—	—	—	—	—	—	—	—	(109)	29	(80)
Int'l Downstream
Severance accruals	—	—	—	—	—	—	—	—	—	(79)	19	(60)
Pension settlement costs	—	—	—	(7)	1	(6)	—	—	—	(7)	1	(6)
All Other
Mining remediation	—	—	—	—	—	—	—	—	—	(118)	28	(90)
Pension settlement costs	(104)	22	(82)	(385)	92	(293)	(679)	160	(519)	(689)	165	(524)
Loss on early retirement of debt	(128)	(132)	(260)	—	—	—	(128)	(132)	(260)	—	—	—
Severance accruals	—	—	—	—	—	—	—	—	—	(295)	65	(230)
Noble acquisition costs	—	—	—	(127)	27	(100)	—	—	—	(127)	27	(100)
Total Special Items	$446	$(268)	$178	$(572)	$143	$(429)	$(167)	$(122)	$(289)	$(7,139)	$2,069	$(5,070)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(9)			$(384)			$302			$(285)
Int'l Downstream			2			(140)			185			(152)
All Other			(33)			(10)			(181)			(208)
Total Foreign Currency Effects			$(40)			$(534)			$306			$(645)

ADJUSTED EARNINGS/(LOSS) [2]
U.S. Upstream			$2,450			$121			$6,719			$(278)
Int'l Upstream			2,194			794			8,197			2,110
U.S. Downstream			660			(174)			2,499			(491)
Int'l Downstream			98			(18)			340			836
All Other			(485)			(425)			(2,147)			(2,005)
Total Adjusted Earnings/(Loss)			$4,917			$298			$15,608			$172

Total Adjusted Earnings/(Loss) per share			$2.56			$0.16			$8.13			$0.09

[1] Amounts recast to conform with the current presentation of excluding pension settlement costs. For additional information, please refer to the discussion under “Non-GAAP Financial Measures” in this news release.

[2] Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.